Exhibit 19.3

Keystone Financial, Inc. and Financial Trust Corp
Pro Forma Combined Condensed Statement of Income
Quarter Ended March 31, 1996
(in thousands)
(unaudited)

                                                                                     Combined
                                                                                    Keystone &
                                                 Keystone    Financial Trust    Financial Trust
                                                Historical      Historical         Pro Forma
                                                -----------  ---------------   ----------------
INTEREST INCOME
Loans and fees on loans                            $75,417         $16,780           $92,197
Investments - taxable                               16,207           3,238            19,445
Investments - tax exempt                             1,820           1,314             3,134
Federal funds sold and other                         1,528             105             1,633
Loans held for resale                                  443             ---               443
                                                -----------   --------------   ---------------
                                                    95,415          21,437           116,852
INTEREST EXPENSE
Deposits                                            37,223           8,226            45,449
Short-term borrowings                                2,863             635             3,498
FHLB borrowings                                       2,642              44             2,686
Long-term debt                                          96               8               104
                                                -----------   --------------   ---------------
                                                    42,824           8,913            51,737
NET INTEREST INCOME                                 52,591          12,524            65,115
Provision for credit losses                          1,988             146             2,134
                                                -----------   --------------   ---------------
NET INTEREST INCOME AFTER
  PROVISION FOR CREDIT LOSSES                       50,603          12,378            62,981
NONINTEREST INCOME
Trust and investment advisory fees                   3,681             630             4,311
Service charges on deposit accounts                  3,462             593             4,055
Fee income                                           3,309             376             3,685
Mortgage banking income                              1,698            ( 17)            1,681
Other secondary market income                          459               9               468
Reinsurance income                                     586              94               680
Other income                                         2,231             141             2,372
Net gains - equity securities                          104              52               156
Net gains - debt securities                            348              26               374
                                                -----------   --------------   ---------------
                                                    15,878           1,904            17,782
NONINTEREST EXPENSE
Salaries                                            16,971           3,006            19,977
Employee benefits                                    3,830           1,140             4,970
Occupancy expense (net)                              3,488             679             4,167
Furniture and equipment expense                      3,355             501             3,856
Other expense                                       13,853           2,581            16,434
                                                -----------   --------------   ---------------
                                                    41,497           7,907            49,404
                                                -----------   --------------   ---------------
INCOME BEFORE INCOME TAXES AND SPECIAL CHARGES      24,984           6,375            31,359
Income tax expense                                   8,127           1,571             9,698
                                                -----------   --------------   ---------------
NET INCOME BEFORE SPECIAL CHARGES(1)               $16,857          $4,804           $21,661
                                                -----------   --------------   ---------------
PER SHARE DATA
Net income                                           $0.44           $0.56             $0.42
Average number of shares outstanding(2)         37,950,453       8,539,811        52,041,141
                                                -----------   --------------   ---------------

(1) Net income does not include the impact of special charges related to the merger that will be recognized in the second quarter of 1997. Such charges will approximate $8.6 million, net of tax.

(2)  Combined  pro  forma  shares  outstanding   reflect  Keystone  shares  plus
     Financial Trust shares multiplied by the exchange ratio of 1.65 shares of Keystone common stock for each share of Financial Trust common stock.




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